CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS RECORD QUARTERLY PROFIT

DALLAS, TEXAS - July 24, 2014 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its second quarter 2014 results:

•
Record quarterly net income, excluding special items*, of $485 million, or $.70 per diluted share, compared to second quarter 2013 net income, excluding special items, of $274 million, or $.38 per diluted share. This exceeded the First Call consensus estimate of $.61 per diluted share.

•	Record quarterly net income of $465 million, or $.67 per diluted share, which included
$20 million (net) of unfavorable special items, compared to second quarter 2013 net income of $224 million, or $.31 per diluted share, which included $50 million (net) of unfavorable special items.

•	Record quarterly operating income of $775 million. Excluding special items, record quarterly operating income of $819 million, resulting in a 16.3 percent operating margin**.

•	Return on invested capital*, before taxes and excluding special items, for the 12 months ended June 30, 2014, of 17.1 percent, as compared to 8.5 percent for the 12 months ended
June 30, 2013.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, “We are very pleased with our strong second quarter earnings performance. Net income, excluding special items, of $485 million, or $.70 per diluted share, represents our fifth consecutive quarter of record profits. The successful execution of our strategic initiatives continues to contribute significantly to these record profits. Second quarter 2014 total operating revenues reached an all-time quarterly high of $5.0 billion, benefiting from an 8.5 percent year-over-year increase in passenger revenues. Also, we were very pleased with our cost performance. Operating expenses benefited from our strategic initiatives, as well, and were comparable to second quarter last year.
"My hearty congratulations and thanks go to our hard-working and dedicated Employees for our outstanding second quarter results, which resulted in record quarterly profitsharing expense of

$127 million. Over the last twelve months, our exceptional earnings performance, combined with our actions to prudently manage our invested capital, produced a 17.1 percent pre-tax return on invested capital, excluding special items (ROIC). This positions us well to meet or exceed our 15 percent pre-tax ROIC target for full year 2014.
"Our network development and optimization efforts continue, and we are very pleased with the performance across our system. Second quarter load factor and passenger revenue yield were records, even with a large percentage of the route system in the conversion or development stage. We announced our initial nonstop offerings from Dallas Love Field with the upcoming sunset of the Wright Amendment restrictions on October 13, and nearly tripled the flights we currently offer at Reagan National Airport, effective November 2 this year. On July 1, we inaugurated international service on Southwest Airlines, with flights to Oranjestad, Aruba; Montego Bay, Jamaica; and Nassau/Paradise Island in The Bahamas. We plan to fully convert AirTran's remaining international markets and domestic flying by the end of this year. We expect roughly flat 2014 available seat miles, year-over-year, and intend to expand the network in a disciplined manner. For 2015, we currently expect our available seat miles to increase, year-over-year, largely driven by a two to three percent growth in seats from the upgauging of our fleet, along with a higher percentage of our fleet in revenue service post-integration.
"During second quarter, we announced the selection of Amadeus to implement the Altéa reservations solution to support our domestic network, following the successful implementation of Amadeus' international solution this year. This allows us to replace the legacy reservation system used by Southwest. The AirTran reservation system is expected to be retired at this year's end.
"Our balance sheet, liquidity, and cash flows remain strong.  At the end of second quarter 2014, we had $4.0 billion in cash and short-term investments. For first half 2014, net cash provided by operations was $2.46 billion, and capital expenditures were $907 million, resulting in strong free cash flow* of
$1.55 billion. We repaid $119 million in debt and capital lease obligations during first half 2014, and intend to repay an additional $440 million in debt and capital lease obligations in the second half of this year. Thus far this year, we have returned $652 million to Shareholders through the payment of $97 million in dividends and the repurchase of $555 million in common stock. As always, we are committed to maintaining our financial strength and enhancing value to our Shareholders."

Financial Results and Outlook
The Company's second quarter 2014 total operating revenues increased 7.9 percent, while operating unit revenues increased 8.4 percent, on a 0.4 percent decrease in available seat miles and a 2.2 percent increase in average seats per trip, all as compared to second quarter 2013. Second quarter 2014 passenger revenues were $4.8 billion, which was an increase of 9.0 percent on a unit basis, as compared to second quarter 2013. A change to previously recorded estimates of tickets expected to spoil in the future resulted in additional passenger revenue of $47 million in second quarter 2014.

Thus far, July passenger revenue trends and bookings are strong. Based on these trends, and considering the strength of the year-ago comparison, the Company expects July 2014 passenger unit revenues to increase in the three percent range, as compared to July 2013.
Total operating expenses in second quarter 2014 increased 0.6 percent to $4.2 billion, as compared to second quarter 2013. Second quarter 2014 profitsharing expense was a record $127 million, compared to $78 million in second quarter 2013. The Company incurred costs (before profitsharing and taxes) associated with the acquisition and integration of AirTran, which are special items, of $38 million during second quarter 2014, compared to $26 million in second quarter 2013. Cumulative costs associated with the acquisition and integration of AirTran, as of June 30, 2014, totaled $466 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be approximately $550 million (before profitsharing and taxes). Excluding special items in both periods, total operating expenses in second quarter 2014 increased 0.7 percent to $4.2 billion, as compared to second quarter 2013.
Second quarter 2014 economic fuel costs were $3.02 per gallon, including $.05 per gallon in favorable cash settlements from fuel derivative contracts, compared to $3.06 per gallon in second quarter 2013, including $.05 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of July 21, 2014, third quarter 2014 economic fuel costs are expected to be in the $2.95 to $3.00 per gallon range, compared to third quarter 2013's economic fuel costs of $3.06 per gallon. As of July 21, 2014, the fair market value of the Company's hedge portfolio through 2018 was a net asset of $381 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding fuel and oil expense, profitsharing, and special items in both periods, second quarter 2014 operating costs increased 1.1 percent from second quarter 2013, and increased 1.7 percent on a unit basis. Based on current cost trends, and excluding fuel and oil expense, profitsharing, and special items, the Company expects a year-over-year increase in its third quarter 2014 unit costs, comparable to the second quarter 2014 year-over-year increase.
Operating income in second quarter 2014 was $775 million, compared to $433 million in second quarter 2013. Excluding special items, operating income was $819 million in second quarter 2014, compared to $479 million in the same period last year, a 71.0 percent increase year-over-year.
Other expenses in second quarter 2014 were $29 million, compared to $70 million in second quarter 2013. The $41 million decrease primarily resulted from $3 million in other losses recognized in second quarter 2014, compared to $47 million recognized in second quarter 2013. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, second quarter 2014 had $15 million in other losses, compared to $12 million in second quarter 2013, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Third quarter

2014 premium costs related to fuel derivative contracts are currently estimated to be $15 million, compared to $22 million in third quarter 2013. Net interest expense in second quarter 2014 was
$26 million, compared to $23 million in second quarter 2013.
For the six months ended June 30, 2014, total operating revenues increased 5.2 percent to
$9.2 billion, while total operating expenses decreased 0.4 percent to $8.2 billion, resulting in operating income of $991 million, compared to $503 million for the same period last year. Excluding special items, operating income was $1.1 billion for first half 2014, compared to $591 million for first half 2013.
Net income for first half 2014 was $617 million, or $.88 per diluted share, compared to
$283 million, or $.39 per diluted share, for the same period last year. Excluding special items, net income for first half 2014 was $611 million, or $.87 per diluted share, compared to $328 million, or $.45 per diluted share, for the same period last year.

Balance Sheet and Cash Flows
As of June 30, 2014, the Company had $4.0 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during second quarter 2014 was $1.34 billion, and capital expenditures were $500 million, generating strong free cash flow of $838 million. The Company repaid $73 million in debt and capital lease obligations during second quarter 2014.
During second quarter 2014, the Company returned $282 million to its Shareholders through the payment of $42 million in dividends and the repurchase of $240 million in common stock, or 7.6 million shares. The Company completed its previous $1.5 billion share repurchase program with the repurchase of $20 million in common stock in early May. On May 14, 2014, the Company's Board of Directors authorized a new $1 billion share repurchase program, along with a 50 percent increase in the Company's quarterly dividend. Under the new $1 billion share repurchase program, the Company repurchased an additional $220 million in common stock during second quarter 2014, including $200 million repurchased under an accelerated share repurchase program with a third party financial institution. During second quarter 2014, pursuant to the accelerated share repurchase program, the Company advanced $200 million to the financial institution and received six million shares of the Company's common stock, representing an estimated 75 percent of the shares the Company expects to purchase under the accelerated share repurchase program. The specific number of shares that the Company ultimately will repurchase under the accelerated share repurchase program will be determined generally based on a discount to the volume-weighted average price per share of the Company's common stock during a calculation period to be completed during third quarter 2014. At settlement, under certain circumstances, the third party financial institution may be required to deliver additional shares of common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of its common stock or may elect to make a cash payment to the third party financial institution. Pursuant to the settlement of the $200 million accelerated share repurchase program executed in first quarter 2014, the

Company received an additional 1.7 million shares in common stock during second quarter 2014, bringing the total shares repurchased under the first quarter accelerated share repurchase program to 8.6 million.

Fleet
During second quarter 2014, the Company's fleet increased by seven to 683 aircraft at period end. This reflects the second quarter 2014 delivery of 12 new Boeing 737-800s and three pre-owned Boeing 737-700s, as well as the retirement of one Boeing 737-500.  In addition, the Company removed seven Boeing 717-200s from service during second quarter 2014 in preparation for transition out of the fleet. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

Awards and Recognitions

•	Received top ranking by InsideFlyer Magazine for Best Customer Service and Best Loyalty Credit Card

•	Among the top airline scores for overall customer satisfaction in the airline industry in the J.D. Power 2014 North America Airline Satisfaction Study

•	Recognized by Newsweek as one of America's Greenest Companies

•	Received TripAdvisor Travelers Choice Airline of the Year award

Conference Call
Southwest will discuss its second quarter 2014 results on a conference call at 12:30 p.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

*Additional information regarding special items is included in the accompanying reconciliation tables, and see Note Regarding Use of Non-GAAP Financial Measures.
**Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; (ii) the Company’s expectations with respect to its integration of AirTran, including anticipated integration timeframes and the expected costs associated with the integration; (iii) the Company’s growth plans, including its network, fleet, and capacity plans, expectations, and opportunities; (iv) the Company’s reservations systems plans and expectations; (v) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations); and (vi) the Company's plans and expectations related to managing risk associated with changing jet fuel prices. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (ii) demand for the Company's services and the impact of economic conditions, fuel prices, and actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's ability to effectively integrate AirTran and realize the expected results from the acquisition; (v) the Company's dependence on third parties, in particular with respect to its technology and fleet plans; (vi) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of governmental regulations and other actions related to the Company's operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2014	2013	Percent change	2014	2013	Percent change
OPERATING REVENUES:
Passenger	$4,752	$4,380	8.5	$8,685	$8,218	5.7
Freight	44	43	2.3	84	82	2.4
Other	215	220	(2.3)	409	427	(4.2)
Total operating revenues	5,011	4,643	7.9	9,178	8,727	5.2

OPERATING EXPENSES:
Salaries, wages, and benefits	1,406	1,298	8.3	2,680	2,481	8.0
Fuel and oil	1,425	1,489	(4.3)	2,739	2,946	(7.0)
Maintenance materials and repairs	236	281	(16.0)	486	571	(14.9)
Aircraft rentals	75	92	(18.5)	156	185	(15.7)
Landing fees and other rentals	295	292	1.0	560	558	0.4
Depreciation and amortization	228	213	7.0	449	422	6.4
Acquisition and integration	38	26	46.2	56	39	43.6
Other operating expenses	533	519	2.7	1,061	1,022	3.8
Total operating expenses	4,236	4,210	0.6	8,187	8,224	(0.4)

OPERATING INCOME	775	433	79.0	991	503	97.0

OTHER EXPENSES (INCOME):
Interest expense	34	33	3.0	66	62	6.5
Capitalized interest	(6)	(8)	(25.0)	(12)	(13)	(7.7)
Interest income	(2)	(2)	—	(3)	(3)	—
Other (gains) losses, net	3	47	(93.6)	(50)	1	n.m.
Total other expenses	29	70	(58.6)	1	47	(97.9)

INCOME BEFORE INCOME TAXES	746	363	105.5	990	456	117.1
PROVISION FOR INCOME TAXES	281	139	102.2	373	173	115.6
NET INCOME	$465	$224	107.6	$617	$283	118.0

NET INCOME PER SHARE:
Basic	$0.67	$0.31	116.1	$0.89	$0.39	128.2
Diluted	$0.67	$0.31	116.1	$0.88	$0.39	125.6

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	690	714	(3.4)	694	719	(3.5)
Diluted	698	722	(3.3)	703	727	(3.3)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2014	2013	Percent Change	2014	2013	Percent Change
Fuel and oil expense, unhedged	$1,444	$1,442		$2,776	$2,847
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense	(19)	47		(37)	99
Fuel and oil expense, as reported	$1,425	$1,489		$2,739	$2,946
Deduct: Net impact from fuel contracts (1)	(6)	(20)		(14)	(49)
Fuel and oil expense, non-GAAP (economic)	$1,419	$1,469	(3.4)	$2,725	$2,897	(5.9)

Total operating expenses, as reported	$4,236	$4,210		$8,187	$8,224
Deduct: Net impact from fuel contracts (1)	(6)	(20)		(14)	(49)
Total operating expenses, economic	$4,230	$4,190		$8,173	$8,175
Deduct: Acquisition and integration costs	(38)	(26)		(56)	(39)
Total operating expenses, non-GAAP	$4,192	$4,164	0.7	$8,117	$8,136	(0.2)
Deduct: Profitsharing expense	(127)	(78)		(156)	(94)
Total operating expenses, non-GAAP, excluding Profitsharing	$4,065	$4,086	(0.5)	$7,961	$8,042	(1.0)
Deduct: Fuel and oil expense, non-GAAP (economic)	(1,419)	(1,469)		(2,725)	(2,897)
Total operating expenses, non-GAAP, excluding Profitsharing and fuel	$2,646	$2,617	1.1	$5,236	$5,145	1.8

Operating income, as reported	$775	$433		$991	$503
Add : Net impact from fuel contracts (1)	6	20		14	49
Operating income, economic	$781	$453		$1,005	$552
Add: Acquisition and integration costs	38	26		56	39
Operating income, non-GAAP	$819	$479	71.0	$1,061	$591	79.5

Other (gains) losses, net, as reported	$3	$47		$(50)	$1
Add (Deduct): Net impact from fuel contracts (1)	12	(35)		81	16
Other (gains) losses, net, non-GAAP	$15	$12	25.0	$31	$17	82.4

Income before income taxes, as reported	$746	$363		$990	$456
Add (Deduct): Net impact from fuel contracts (1)	(6)	55		(67)	33
	$740	$418		$923	$489
Add: Acquisition and integration costs	38	26		56	39
Income before income taxes, non-GAAP	$778	$444	75.2	$979	$528	85.4

Net income, as reported	$465	$224		$617	$283
Add (Deduct): Net impact from fuel contracts (1)	(6)	55		(67)	33
Add (Deduct): Income tax impact of fuel contracts	2	(21)		26	(12)
	$461	$258		$576	$304
Add: Acquisition and integration costs, net (2)	24	16		35	24
Net income, non-GAAP	$485	$274	77.0	$611	$328	86.3

Net income per share, diluted, as reported	$0.67	$0.31		$0.88	$0.39
Add (Deduct): Net impact from fuel contracts (2)	(0.01)	0.05		(0.06)	0.03
	$0.66	$0.36		$0.82	$0.42
Add: Impact of special items, net (2)	0.04	0.02		0.05	0.03
Net income per share, diluted, non-GAAP	$0.70	$0.38	84.2	$0.87	$0.45	93.3
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$7	$—	$7
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	(6)	(27)	(14)	(56)
Impact from fuel contracts to Fuel and oil expense	$(6)	$(20)	$(14)	$(49)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(7)	$—	$(7)
Contracts settling in the current period, but for which gains have been recognized in a prior period (1)	6	27	14	56
Impact from fuel contracts to Operating Income	$6	$20	$14	$49

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(16)	$(25)	$40	$35
Ineffectiveness from fuel hedges settling in future periods	28	(3)	41	(12)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	(7)	—	(7)
Impact from fuel contracts to Other (gains) losses, net	$12	$(35)	$81	$16

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$16	$25	$(40)	$(35)
Ineffectiveness from fuel hedges settling in future periods	(28)	3	(41)	12
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	6	27	14	56
Impact from fuel contracts to Net Income (2)	$(6)	$55	$(67)	$33

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Revenue passengers carried	29,155,114	28,960,367	0.7%	54,210,923	54,164,301	0.1%
Enplaned passengers	35,790,140	35,530,779	0.7%	66,446,721	66,243,404	0.3%
Revenue passenger miles (RPMs) (000s)(1)	28,589,997	27,929,506	2.4%	52,745,314	51,686,249	2.0%
Available seat miles (ASMs) (000s)(2)	34,096,212	34,231,243	(0.4)%	64,570,794	65,032,668	(0.7)%
Load factor(3)	83.9%	81.6%	2.3 pts.	81.7%	79.5%	2.2 pts.
Average length of passenger haul (miles)	981	964	1.8%	973	954	2.0%
Average aircraft stage length (miles)	723	708	2.1%	717	701	2.3%
Trips flown	327,343	343,592	(4.7)%	626,981	662,106	(5.3)%
Average passenger fare	$163.00	$151.23	7.8%	$160.21	$151.73	5.6%
Passenger revenue yield per RPM (cents)(4)	16.62	15.68	6.0%	16.47	15.90	3.6%
RASM (cents)(5)	14.70	13.56	8.4%	14.21	13.42	5.9%
PRASM (cents)(6)	13.94	12.79	9.0%	13.45	12.64	6.4%
CASM (cents)(7)	12.42	12.30	1.0%	12.68	12.65	0.2%
CASM, excluding fuel (cents)	8.25	7.95	3.8%	8.44	8.12	3.9%
CASM, excluding special items (cents)	12.30	12.16	1.2%	12.57	12.51	0.5%
CASM, excluding fuel and special items (cents)	8.14	7.87	3.4%	8.35	8.06	3.6%
CASM, excluding fuel, special items, and profitsharing (cents)	7.77	7.64	1.7%	8.11	7.92	2.4%
Fuel costs per gallon, including fuel tax (unhedged)	$3.07	$3.01	2.0%	$3.10	$3.12	(0.6)%
Fuel costs per gallon, including fuel tax	$3.03	$3.11	(2.6)%	$3.06	$3.23	(5.3)%
Fuel costs per gallon, including fuel tax (economic)	$3.02	$3.06	(1.3)%	$3.05	$3.17	(3.8)%
Fuel consumed, in gallons (millions)	469	478	(1.9)%	892	910	(2.0)%
Active fulltime equivalent Employees	45,508	45,216	0.6%	45,508	45,216	0.6%
Aircraft at end of period(8)	683	698	(2.1)%	683	698	(2.1)%

(1) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(2) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(3) Revenue passenger miles divided by available seat miles.
(4) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(5) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(6) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(7) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(8) Aircraft in the Company's fleet at period end, less Boeing 717-200s removed from service in preparation for transition out of the fleet.

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	June 30, 2014	June 30, 2013
Operating income, as reported	$1,766	$645
Net impact from fuel contracts	49	92
Acquisition and integration costs	103	198
Operating income, non-GAAP	$1,918	$935
Net adjustment for aircraft leases (1)	140	127
Adjustment for fuel hedge accounting	(78)	(35)
Adjusted Operating income, non-GAAP	$1,980	$1,027

Average invested capital (2)	$11,581	$11,937
Equity adjustment for hedge accounting	(25)	132
Adjusted average invested capital	$11,556	$12,069

ROIC, pre-tax	17.1%	8.5%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,882	$1,355
Short-term investments	2,112	1,797
Accounts and other receivables	447	419
Inventories of parts and supplies, at cost	435	467
Deferred income taxes	165	168
Prepaid expenses and other current assets	276	250
Total current assets	5,317	4,456
Property and equipment, at cost:
Flight equipment	17,592	16,937
Ground property and equipment	2,792	2,666
Deposits on flight equipment purchase contracts	688	764
Assets constructed for others	515	453
	21,587	20,820
Less allowance for depreciation and amortization	7,860	7,431
	13,727	13,389
Goodwill	970	970
Other assets	877	530
	$20,891	$19,345
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,292	$1,247
Accrued liabilities	1,645	1,229
Air traffic liability	3,485	2,571
Current maturities of long-term debt	605	629
Total current liabilities	7,027	5,676

Long-term debt less current maturities	2,153	2,191
Deferred income taxes	3,017	2,934
Construction obligation	468	437
Other noncurrent liabilities	710	771
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,263	1,231
Retained earnings	6,979	6,431
Accumulated other comprehensive income (loss)	111	(3)
Treasury stock, at cost	(1,645)	(1,131)
Total stockholders' equity	7,516	7,336
	$20,891	$19,345

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$465	$224	$617	$283
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	228	213	449	422
Unrealized (gain) loss on fuel derivative instruments	(7)	55	(67)	33
Deferred income taxes	281	21	373	23
Changes in certain assets and liabilities:
Accounts and other receivables	10	(51)	(61)	(147)
Other assets	(21)	6	(14)	(19)
Accounts payable and accrued liabilities	132	162	156	282
Air traffic liability	153	199	914	907
Cash collateral received from (paid to) derivative counterparties	95	(53)	106	(25)
Other, net	2	2	(15)	1
Net cash provided by operating activities	1,338	778	2,458	1,760

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(500)	(193)	(907)	(727)
Purchases of short-term investments	(1,159)	(900)	(1,929)	(1,624)
Proceeds from sales of short-term and other investments	803	793	1,622	1,580
Other, net	(1)	—	(1)	—
Net cash used in investing activities	(857)	(300)	(1,215)	(771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	25	13	73	19
Payments of long-term debt and capital lease obligations	(73)	(52)	(119)	(216)
Payments of cash dividends	(42)	(28)	(97)	(43)
Repayment of construction obligation	(2)	—	(5)	—
Repurchase of common stock	(240)	(251)	(555)	(351)
Other, net	(8)	(9)	(13)	(22)
Net cash used in financing activities	(340)	(327)	(716)	(613)

NET CHANGE IN CASH AND CASH EQUIVALENTS	141	151	527	376

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,741	1,338	1,355	1,113

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,882	$1,489	$1,882	$1,489

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 21, 2014

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	3Q 2014 (2)	Full Year 2014 (2)
$85	$2.50 - $2.55	$2.75 - $2.80
$95	$2.70 - $2.75	$2.85 - $2.90
Current Market (1)	$2.95 - $3.00	$3.00 - $3.05
$115	$3.15 - $3.20	$3.10 - $3.15
$125	$3.30 - $3.35	$3.20 - $3.25

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
Third quarter 2014	Approx. 35%
Full year 2014	Approx. 25%
2015	Approx. 40%
2016	Approx. 40%
2017	Approx. 40%
2018	Approx. 5%

(1) Brent crude oil average market prices as of July 21, 2014, were approximately $108 per barrel for third quarter and full year 2014.
(2) The Company has approximately 35 percent of its third quarter 2014 estimated fuel consumption covered by fuel derivative contracts with approximately 25 percent at varying Gulf Coast jet fuel-equivalent prices and the remainder at varying crude oil-equivalent prices. The Company has approximately 25 percent of its full year 2014 estimated fuel consumption covered by fuel derivative contracts with approximately 15 percent at varying Gulf Coast jet fuel-equivalent prices and the remainder at varying crude oil-equivalent prices. The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of July 21, 2014.

Southwest Airlines Co.
737 Delivery Schedule
As of June 30, 2014

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2014	—		33	—	17	—	—		—	50	(3)
2015	—		19	—	6	—	—		—	25
2016	31		—	12	—	—	—		—	43
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	52	36	23	30	170	(2)	191	558

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.
(3) Includes 14 737-800s and nine 737-700s delivered as of June 30, 2014.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and return on invested capital, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2014, the Company generated $838 million in free cash flow, calculated as operating cash flows of $1.338 billion less capital expenditures of $500 million. For the six months ended June 30, 2014, the Company generated $1.55 billion in free cash flow, calculated as operating cash flows of $2.458 billion less capital expenditures of $907 million. The Company believes return on invested capital is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital may differ; therefore, the Company is providing an explanation of its calculation for return on invested capital (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).